EXHIBIT 10.1

EMPLOYMENT TRANSITION AGREEMENT

THIS EMPLOYMENT TRANSITION AGREEMENT (“Agreement”) is made by and between Extraction Oil & Gas, Inc., a Delaware corporation (the “Company”), and Mark A. Erickson (“Employee”) on March 18, 2020, effective as of March 4, 2020 (the “Transition Date”), and hereby amends and replaces in its entirety any other employment agreement heretofore entered into between Employee and the Company or any of its affiliates, including the Employment Agreement among the Company, XOG Services, LLC and Employee, dated October 11, 2016 (the “Prior Employment Agreement”).

W I T N E S S E T H:

WHEREAS, the Company has employed Employee as its Chief Executive Officer (“CEO”) and Employee also served as Chairman (the “Chairman”) of the Board;

WHEREAS, on April 4, 2019, Employee took a medical leave of absence from his position as CEO and subsequently performed his duties and services as required by the Company;

WHEREAS, effective as of the Transition Date, the Company appointed a new Chief Executive Officer and a new Chairman of the Board and terminated Employee as a member of the Board and as Chief Executive Officer of the Company;

WHEREAS, the Company and Employee have agreed that, effective as of the Transition Date, Employee will assist in the smooth transition of his duties and responsibilities during the Term (as defined in Article III of this Agreement), in accordance with this Agreement;

WHEREAS, the Company desires to provide Employee with certain benefits upon his transition from CEO, in exchange for Employee’s promises under this Agreement; and

WHEREAS, the Company desires to retain Employee as a non-executive employee during the Term, and Employee desires to accept this role, in accordance with this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree as follows:

ARTICLE I
DEFINITIONS

1.1 “Board” shall mean the Board of Directors of the Company.

1.2 “Change in Control” shall mean:
(a) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, (i) the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event or (ii) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

(b) the dissolution or liquidation of the Company;

EXHIBIT 10.1
(c) when any person or entity, including a “group” as contemplated by section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of the Company; or

(d) as a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board.

For purposes of the preceding sentence, (i) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (ii) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

1.3 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4 “Date of Termination” shall mean the earlier of (a) the end of the Term or (b) the date Employee’s employment with the Company is considered to have terminated pursuant to Section 3.5.

1.5 “Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Employee’s employment and the intended Date of Termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

1.6 “Section 409A” shall mean section 409A of the Code and the Treasury Regulations and other interpretative guidance issued thereunder.

1.7 “Section 409A Payment Date” shall mean the earlier of (a) the date of Employee’s death or (b) the date that is six months after the date of termination of Employee’s employment with the Company.

ARTICLE II
RESIGNATION; CONTINUED EMPLOYMENT AND DUTIES

2.1 Transition; Cooperation. Employee hereby acknowledges his termination, as of the Transition Date, from the roles of CEO and Chairman, and from any and all appointments and memberships that Employee held on the boards of directors, boards of managers and other governing boards or bodies of the Company and each of its affiliates. As of the Transition Date, Employee ceased to serve as CEO and Chairman (and in any related roles with the Company and each of its affiliates), and Employee transitioned to the role of a non-executive employee of the Company. Employee shall cooperate with the Company and each of its affiliates and do all acts and execute all additional documents, if and to the extent required, that may be reasonably requested by the Board to confirm Employee’s termination from any and all appointments and memberships that Employee holds on the boards of directors, boards of managers and other governing boards or bodies of the Company and each of its affiliates. Employee and the Company agree that the termination and transition described in this Section 2.1 does not otherwise give rise to compensation or benefits under Section 5.3 or any other provision of the Prior Employment Agreement.

EXHIBIT 10.1
2.2 Employment. The Company agrees to continue to employ Employee, and Employee agrees to continue to be employed by the Company, pursuant to the terms of this Agreement beginning as of the Transition Date and continuing during the Term (as defined in Article III of this Agreement), subject to the terms and conditions of this Agreement.

2.3 Positions. From and after the Transition Date, the Company shall employ Employee as a non-executive employee of the Company in the role of Senior Advisor, or in such other position or positions as the parties may mutually agree, and Employee shall report to the Board (or its delegate).

2.4 Duties and Services. Employee agrees to serve in the position(s) referred to in Section 2.3 above and to perform diligently and to the best of Employee’s abilities the following duties and services: (a) assistance with the transition to the Executive Chairman of the Company (the “Executive Chairman”); (b) special advisory services to the Executive Chairman and the Board, including in connection with operations, management, acquisitions and other matters relating to the Company and its affiliates; (c) such additional reasonably specific duties and services that Employee from time to time may be reasonably directed to perform by the Board (or its delegate) or the Executive Chairman; and (d) such additional duties and services to which the parties mutually agree upon from time to time. In providing the services under this Agreement, Employee shall be a non-executive employee of the Company and as such shall have no authority to bind the Company or its affiliates to any agreement or obligation of any type or nature. Employee shall act in accordance with such status and not hold himself out as an officer of the Company or any affiliate.

2.5 Other Interests. Employee agrees, during the period of Employee’s employment by the Company, to devote the requisite business time, energy and best efforts to the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, the parties acknowledge and agree that Employee may (a) engage in and manage Employee’s personal investments, (b) engage in charitable and civic activities, and (c) continue to serve as a member of the board of directors and/or equity owner, as applicable, of each of Montana Tech Foundation, Ultragold, LLC, Thunder Basin Resources, LLC and Coastal Energy Resources; provided, however, that such activities shall be permitted so long as such activities do not materially conflict with the business and affairs of the Company or its affiliates or materially interfere with Employee’s performance of Employee’s duties hereunder.

2.6 Duty of Loyalty. Employee acknowledges and agrees that Employee owes a duty of loyalty, fidelity and allegiance to act in the best interests of the Company and its affiliates and to do no act that would materially injure the business, interests, or reputation of the Company or any of its affiliates. In keeping with these duties, during the Prohibited Period, Employee shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the employment relationship within the Restricted Area.

ARTICLE III
TERM AND TERMINATION OF EMPLOYMENT

3.1 Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to continue to employ Employee for the period beginning on the Transition Date and ending on the 4th anniversary of the Transition Date (the “Term”), at which time Employee’s employment under this Agreement will terminate.

3.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, the Company may terminate Employee’s employment under this Agreement at any time for any of the following reasons by providing Employee with a Notice of Termination:

EXHIBIT 10.1
(a) upon Employee being unable to perform Employee’s duties or fulfill Employee’s obligations under this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months as determined by the Company and certified in writing by a competent medical physician selected by the Company; or

(b) Employee’s death; or

(c) for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.3 Employee’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Employee shall have the right to terminate Employee’s employment under this Agreement for any reason whatsoever or for no reason at all, in the sole discretion of Employee, by providing the Company with a Notice of Termination. In the case of a termination of employment by Employee pursuant to this Section 3.3, the Date of Termination specified in the Notice of Termination shall not be less than 15 nor more than 60 days, respectively, from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, it shall not change the basis for Employee’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or Section 3.2).

3.4 Meaning of Termination of Employment. For all purposes of this Agreement, Employee shall be considered to have terminated employment with the Company when Employee incurs a “separation from service” with the Company within the meaning of Section 409A.

ARTICLE IV
COMPENSATION AND BENEFITS

4.1 Base Salary. During the Term, Employee shall receive an annualized base salary of $75,000 (the “Base Salary”). Employee’s Base Salary may not be decreased during the Term. Employee’s Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to employees but no less frequently than monthly.

4.2 Bonuses. Employee shall receive an annual bonus for 2019 in an amount equal to $390,000, payable in a lump sum in cash on or around March 31, 2020. Employee shall receive a prorated annual bonus for 2020 in an amount equal to $129,450, payable in a lump sum in cash by March 15, 2021. Employee shall not be eligible for any additional annual bonuses during the Term or otherwise under this Agreement.

4.3 Equity Awards. Employee’s outstanding awards under the Company’s 2016 Long Term Incentive Plan, as amended from time to time (the “Plan”), shall remain unchanged and in full force and effect in accordance with the terms and conditions of the Plan and the applicable award agreements under the Plan. Employee shall not be eligible to be granted any additional equity awards during the Term or otherwise under this Agreement.

4.4 Other Benefits. Subject to Sections 4.2 and 4.3 above, during the Term, Employee shall be allowed to participate in all benefit plans and programs of the Company, including improvements or modifications of the same, which are now, or may hereafter be, available to other employee of the Company. The Company shall not, however, by reason of this Section 4.4, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program.

EXHIBIT 10.1
4.5 Transition Benefits. On or around March 31, 2020, Employee shall receive a transition payment in an amount equal to the sum of $1,840,000, payable in a lump sum in cash. Further, 100% of outstanding Company equity-related awards held by Employee shall immediately vest on the date this Agreement is executed with respect to time-based vesting provisions, and any performance-based vesting awards will vest based on actual performance through the end of the applicable performance period; provided, however, that in the event that a Change in Control occurs prior to the end of the applicable performance period, any performance-based vesting awards will vest based on the greater of (a) an assumed achievement of all relevant performance goals at the “target” level or (b) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end before the Change in Control; and all options, stock appreciation rights, or similar awards shall remain exercisable for the full original term of the award.

ARTICLE V
EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

5.1 End of Term. If Employee’s employment hereunder shall terminate at the end of the Term, then all compensation and all benefits to Employee hereunder shall terminate contemporaneously with such termination of employment, except that Employee shall be entitled to (i) payment of all accrued and unpaid Base Salary to the Date of Termination, (ii) benefits to which Employee is entitled under the terms of any applicable benefit plan or program (such amounts set forth in (i) and (ii) shall be collectively referred to herein as the “Accrued Rights”).

5.2 Before End of Term. If Employee’s employment hereunder shall terminate for any reason before the end of the Term, then all compensation and all benefits to Employee hereunder shall terminate contemporaneously with such termination of employment, except that Employee shall be entitled to receive the Accrued Rights and, subject to Employee’s delivery, within 50 days after the Date of Termination, and non-revocation of an executed release with terms substantially similar to the terms set forth in Article XII of this Agreement, Employee shall receive the following additional compensation and benefits from the Company (but no other additional compensation or benefits after such termination):

(a) Severance Payments: Within 60 days of the Date of Termination, the Company shall pay to Employee a lump sum equal to Employee’s remaining Base Salary through the end of the Term, provided that such termination also constitutes a “separation from service” with the Company within the meaning of Section 409A; otherwise, the Base Salary will continue to be paid through the end of the Term on the schedule set forth in Section 4.1(a); and

(b) Post-Employment Health Coverage: During the portion, if any, of the 18-month period following the Date of Termination (or through the end of the Term, if sooner and if termination is by Employee) that Employee elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), and/or sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the Company shall promptly reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that similarly situated active senior executive employees of the Company pay for the same or similar coverage under such group health plans; provided, however, that in the event that Employee becomes eligible for group health coverage from a subsequent employer, the reimbursements provided by the Company under this Section 5.2 shall immediately cease.

EXHIBIT 10.1
ARTICLE VI
PROTECTION OF INFORMATION

6.1 Disclosure to and Property of the Company. For purposes of this Article VI, the term “the Company” shall include the Company and any of its affiliates, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, disclosed to or acquired by Employee, individually or in conjunction with others, during the period of Employee’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its affiliates’ businesses, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company or its affiliates, as applicable. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company (or its affiliates). Employee agrees to perform all actions reasonably requested by the Company or its affiliates to establish and confirm such exclusive ownership. Upon termination of Employee’s employment with the Company, for any reason, Employee promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

6.2 Disclosure to Employee. The Company has and will disclose to Employee and place Employee in a position to have access to or develop Confidential Information and Work Product of the Company (or its affiliates); and has and will entrust Employee with business opportunities of the Company (or its affiliates); and has and will place Employee in a position to develop business good will on behalf of the Company (or its affiliates).

6.3 No Unauthorized Use or Disclosure.

(a) Employee agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company and its affiliates. Employee agrees that Employee will not, at any time during or after Employee’s employment with the Company, make any unauthorized disclosure of, and Employee shall not remove from the Company premises, Confidential Information or Work Product of the Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of Employee’s responsibilities hereunder. Employee shall use all reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Employee hereunder to preserve and protect the confidentiality of such Confidential Information.

(b) Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order.

EXHIBIT 10.1
(c) At the request of the Company at any time, Employee agrees to deliver to the Company all Confidential Information that Employee may possess or control. Employee agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Employee during the period of Employee’s employment by the Company exclusively belongs to the Company (and not to Employee), and upon request by the Company for specified Confidential Information, Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Employee’s obligations under this Article VI. As a result of Employee’s employment by the Company, Employee may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Employee also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product.

(d) Nothing in this Agreement will prevent Employee from: (i) reporting possible violations of applicable law to any governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, nothing herein shall prevent Employee from making a disclosure of a trade secret that: (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

6.4 Ownership by the Company. If, during Employee’s employment by the Company, Employee creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Employee within the scope of Employee’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Employee within the scope of Employee’s employment nor a work specially ordered that is deemed to be a work made for hire during Employee’s employment by the Company, then Employee hereby agrees to assign, and by these presents does assign, to the Company all of Employee’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

6.5 Assistance by Employee. During the period of Employee’s employment by the Company, Employee shall assist the Company and its nominee, at any time, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee(s) and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. For the period of two (2) years after Employee’s employment termination with the Company pursuant to Article V above, at the request from time to time and expense of the Company or its affiliates, Employee shall assist the Company or its nominee(s) in the protection of the Company’s or its

EXHIBIT 10.1
affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

6.6 Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Article VI by Employee, and the Company or its affiliates shall be entitled to enforce the provisions of this Article VI by terminating payments or benefits then owing to Employee under Section 5.2 and to specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, that, to the extent the Company receives monetary damages from Employee, such amounts shall not exceed the total value Employee received under Section 5.2. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VI but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee and Employee’s agents. However, if it is determined that Employee has not committed a breach of this Article VI, then the Company shall resume the payments and benefits due under this Agreement and pay to Employee and Employee’s spouse, if applicable, all payments and benefits that had been suspended pending such determination.

ARTICLE VII
STATEMENTS CONCERNING THE COMPANY

7.1 Statements Concerning the Company. Subject to Section 6.3(d) above, Employee shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Company, any of its affiliates or any of the Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose Confidential Information of the Company, any of its affiliates or any of the Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place the Company, any of its affiliates, or any of the Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. The Company agrees that the members of the Board and the Company’s named executive officers, while serving in such capacity for the Company, shall not make negative comments about Employee or otherwise disparage Employee in any manner that is likely to be harmful to Employee’s business reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

7.2 Enforcement Rights. A violation or threatened violation of this Article VII may be enjoined by the courts. The rights afforded the Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE VIII
NON-COMPETITION AGREEMENT

8.1 Definitions. As used in this Article VIII, the following terms shall have the following meanings:

“Business” means (a) during the period of Employee’s employment by the Company, the core products and services provided by the Company and its affiliates during such period and other products and services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on the termination of Employee’s employment with the Company, the products and

EXHIBIT 10.1
services provided by the Company and its affiliates at the time of such termination of employment and other products and services that are functionally equivalent to the foregoing.

“Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will the Company or any of its affiliates be deemed a Competing Business.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period during which Employee is employed by the Company hereunder and a period of two years following the termination of Employee’s employment with the Company.

“Restricted Area” means the Denver-Julesburg Basin in the State of Colorado.

8.2 Non-Competition; Non-Solicitation. Employee and the Company agree to the non-competition and non-solicitation provisions of this Article VIII in consideration for the Confidential Information provided by the Company to Employee pursuant to Article VI of this Agreement, to protect the trade secrets and confidential information of the Company or its affiliates disclosed or entrusted to Employee by the Company or its affiliates or created or developed by Employee for the Company or its affiliates, to protect the business goodwill of the Company or its affiliates developed through the efforts of Employee and/or the business opportunities disclosed or entrusted to Employee by the Company or its affiliates and as an additional incentive for the Company to enter into this Agreement.

(a) Subject to the exceptions set forth in Section 8.2(b) below, Employee expressly covenants and agrees that during the Prohibited Period (i) Employee will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) Employee will not, and Employee will cause Employee’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, partner in, owner or member of (or an independent contractor to), control or participate in, be connected with or loan money to, sell or lease equipment or property to, or otherwise be affiliated with any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.

(b) Notwithstanding the restrictions contained in Section 8.2(a), Employee or any of Employee’s affiliates may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.2(a), provided that neither Employee nor any of Employee’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c) Employee further expressly covenants and agrees that during the Prohibited Period, Employee will not, and Employee will cause Employee’s affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the

EXHIBIT 10.1
Company or any of its affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its affiliates any person who or which is a customer of any of such entities during the period during which Employee is employed by the Company.

(d) The restrictions contained in Section 8.2 shall not apply to any product or service that the Company provided during Employee’s employment but that the Company no longer provides at the Date of Termination.

(e) Before accepting employment with any other person or entity while employed by the Company during the Prohibited Period, Employee will inform such person or entity of the restrictions contained in this Article VIII.

8.3 Relief. Employee and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.2 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Employee and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VIII by Employee, and the Company or its affiliates shall be entitled to enforce the provisions of this Article VIII by terminating payments or benefits then owing to Employee under Section 5.2 and to specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, that, to the extent the Company receives monetary damages from Employee, such amounts shall not exceed the total value Employee received under Section 5.2. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee and Employee’s agents. However, if it is determined that Employee has not committed a breach of this Article VIII, then the Company shall resume the payments and benefits due under this Agreement and pay to Employee all payments and benefits that had been suspended pending such determination.

8.4 Reasonableness; Enforcement. Employee hereby represents to the Company that Employee has read and understands, and agrees to be bound by, the terms of this Article VIII. Employee acknowledges that the geographic scope and duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Employee’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of Confidential Information that Employee is receiving in connection with the performance of Employee’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Employee and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable.

8.5 Reformation. The Company and Employee agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the Company. Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Employee will receive sufficient consideration from the Company to justify such restriction. Further, Employee acknowledges that Employee’s skills are such that Employee can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Employee from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Employee intend to make this

EXHIBIT 10.1
provision enforceable under the law or laws of all applicable States, Provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Employee under this Agreement.

ARTICLE IX
DISPUTE RESOLUTION

9.1 Arbitration. Except as otherwise provided in this Article IX, any and all claims or disputes between Employee and the Company or its parents, subsidiaries and affiliates (including, without limitation, the validity, scope, and enforceability of this Article IX and claims arising under any federal, state or local law prohibiting discrimination in employment or governing the employment relationship in any way) shall be submitted for final and binding arbitration by a single arbitrator in Denver, Colorado, in accordance with the rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The arbitrator shall have the power to gather such materials, information, testimony, and evidence as he or she deems relevant to the dispute before him or her, and each party will provide such materials, information, testimony, and evidence requested by the arbitrator, except to the extent any information so requested is subject to an attorney-client or other privilege. The arbitrator shall apply the substantive law of the State of Colorado (excluding Colorado choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law of competent jurisdiction; provided that the parties agree that the arbitrator and any court enforcing the award of the arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitations. In the event either party must resort to the judicial process to enforce the provisions of this Agreement, the award of an arbitrator, or equitable relief granted by an arbitrator, the party seeking enforcement shall be entitled to recover from the other party all costs of litigation including, but not limited to, reasonable attorney’s fees and court costs. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. Employee and the Company explicitly recognize that no provision of this Article IX shall prevent either party from seeking to resolve any dispute relating to Article VI or Article VIII of this Agreement in a court of law. Employee and the Company further acknowledge and agree that a court of competent jurisdiction shall have the power to maintain the status quo pending the arbitration of any dispute under this Article IX, and this Article IX shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the application for emergency or temporary injunctive relief shall be subject to arbitration under this Article IX.

9.2 Waiver of Jury Trial. EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM ALLEGED BY EMPLOYEE.

ARTICLE X
CERTAIN EXCISE TAXES

Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but

EXHIBIT 10.1
not below zero) so that the present value of such total amounts and benefits received by Employee from the Company and its affiliates will be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes, including any federal, state, municipal, and local income or employment taxes, and taking into account the phase out of itemized deductions and personal exemptions). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order, in all instances in accordance with Section 409A. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith; provided, however, that (a) no portion of Employee’s payments or benefits the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code will be taken into account; (b) no portion of Employee’s payments or benefits will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) for the Company does not constitute a parachute payment (including by reason of section 280G(b)(4)(A) of the Code); (c) in calculating the applicable excise tax under section 4999 of the Code, no portion of Employee’s payments or benefits will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the base amount that is allocable to such reasonable compensation; and (d) the value of any non-cash benefit or any deferred payment or benefit will be determined by Tax Counsel or the Company’s independent auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. At the time that payments are made under this Agreement, the Company will provide Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Company’s independent auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If a reduced payment or benefit is made or provided, and through error or otherwise, that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company or the applicable affiliate upon notification that an overpayment has been made. The fact that Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Article X will not limit or otherwise affect any other rights of Employee under this Agreement or otherwise. All determinations required by this Article X will be made at the expense of the Company. However, nothing in this Article X shall require the Company or any affiliate to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under section 4999 of the Code.

ARTICLE XI
MISCELLANEOUS

11.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, as follows:

EXHIBIT 10.1

If to Employee, addressed to:	Mark A. Erickson
Extraction Oil & Gas, Inc.
370 17th Street, Suite 5300
Denver, CO 80202, or the last known residential
address reflected in the Company’s records
If to the Company, addressed to:	Extraction Oil & Gas, Inc.
370 17th Street, Suite 5300
Denver, CO 80202
Attention: General Counsel

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

11.2 Applicable Law; Submission to Jurisdiction.

(a) This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Colorado, without regard to conflicts of laws principles thereof.

(b) With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Colorado.

11.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

11.6 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

11.7 Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

11.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

11.9 Affiliate. As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.

11.10 Successors; Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. In addition, the Company may

EXHIBIT 10.1
assign this Agreement and Employee’s employment to any other affiliate of the Company at any time without the consent of Employee, and any assign of the Company shall be deemed to be the Company for purposes of this Agreement. Except as provided in the foregoing sentences of this Section 11.10, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit, or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation, or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In addition, any payment owed to Employee hereunder after the date of Employee’s death shall be paid to Employee’s estate. Each affiliate of the Company shall be a third party beneficiary of, and may directly enforce, Employee’s obligations under Article VI, Article VII and Article VIII. Each Released Party shall be a third party beneficiary of, and may directly enforce, the releases set forth in Article XII below.

11.11 Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles V, VI, VII, VIII and IX shall survive any termination of the employment relationship and/or of this Agreement.

11.12 Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Employee, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

11.13 Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

11.14 Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Employee’s employment by the Company or the terms and conditions of such employment shall be made by the members of the Board other than Employee if Employee is a member of the Board, and Employee shall not have any right to vote or decide upon any such matter.

11.15 Employee’s Representations and Warranties. Employee represents and warrants to the Company that (a) Employee does not have any agreements with any prior employers or other third parties that will prohibit Employee from working for the Company or fulfilling Employee’s duties and obligations to the Company pursuant to this Agreement and (b) Employee has complied with all duties imposed on Employee with respect to Employee’s former employer, e.g., Employee does not possess any tangible property belonging to Employee’s former employer.

11.16 Section 409A. The parties hereby agree that this Agreement is intended to satisfy the requirements of Section 409A with respect to amounts, if any, subject thereto and shall be interpreted, construed, and administered consistent with such intent. Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Notwithstanding any provision in this Agreement to the contrary, if Employee is a “specified employee” (as such term is defined in Section 409A and as determined by the Company in accordance with any method permitted under Section 409A) and any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-l(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits)

EXHIBIT 10.1
shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Employee’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Employee’s “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise) (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of any such expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred.

11.17 Clawback. Notwithstanding any provisions in this Agreement to the contrary, any compensation, payments, or benefits provided hereunder, whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, or any regulations promulgated thereunder (whether in existence as of the Transition Date or later adopted).

ARTICLE XII
RELEASE

12.1 Release.

(a) Employee knowingly and voluntarily (for Employee and Employee’s heirs, executors, administrators and assigns) releases and forever discharges the Company and each of its respective parents, subsidiaries, and affiliates, and each of their present, former, and future direct or indirect owners, managers, directors, officers, employees, attorneys, agents, shareholders, and representatives, and each of their successors and assigns (collectively, the “Released Parties”), from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, unsuspected, or claimed (collectively, “Claims”) against the Released Parties that Employee or any of Employee’s heirs, executors, administrators, or assigns, may have, from the beginning of time through the date upon which Employee executes this Agreement, arising out of, or relating to, (i) Employee’s employment with any Released Parties through the date upon which Employee executes this Agreement and (ii) Employee’s status as an employee of any of the Released Parties, including, any allegation, claim or violation, arising under (in each case as amended and including any implementing regulations) Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act of 1988; the Employee Retirement Income Security Act of 1974 (with respect to unvested benefits); any applicable Employee Order Programs; the Fair Labor Standards Act; the Equal Pay Act; Section 1981 of U.S.C. Title 42; the Age Discrimination in Employment Act, (including the Older Workers Benefit Protection Act) (the “ADEA”); the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); or their federal, state, or local counterparts; or under any other federal, state, or local civil or human rights law, or under any other local, state, or federal law, regulation, or ordinance; or under any public policy, contract, or tort, or under common law; or arising under any policies, practices, or procedures of the Released Parties; or any Claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any Claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters.

(b) Employee understands that Employee may later discover Claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of this Agreement and the releases in this Article XII, and which, if known at the time of

EXHIBIT 10.1
executing this Agreement, may have materially affected this Agreement or Employee’s decision to enter into it. Employee hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.

(c) Nothing in this Article XII releases or impairs: (i) Employee’s right to make Claims arising out of any acts or omissions of the Released Parties after the date Employee executes this Agreement; (ii) any right that cannot be waived by private agreement under law; or (iii) any Claim to vested benefits under the Company’s benefit plans. Nothing in this Agreement is intended to prohibit or restrict Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency prohibiting waiver of such right; provided, however, that Employee hereby waives the right to recover any monetary damages or other relief against any Released Parties excepting any benefit or remedy to which Employee is or becomes entitled to under Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended.

(d) Employee represents that Employee has made no assignment or transfer of any right or Claim covered by this Article XII and that Employee further agrees that Employee is not aware of any such right or Claim covered by this Article XII.

(e) Employee acknowledges and agrees that the releases set forth in this Article XII are an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of the Agreement.

12.2 No Cooperation with Non-Governmental Third Parties. Employee will not knowingly encourage, counsel, or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any non-governmental third party against any of the Released Parties.

12.3 Consultation; Voluntary Agreement. Employee acknowledges that the Company has advised Employee of Employee’s right to consult with an attorney before executing this Agreement. Employee has carefully read and fully understands this entire Agreement. Employee is entering into this Agreement, knowingly, freely, and voluntarily in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing and not revoking this Agreement.

12.4 Consideration and Revocation Period. Employee acknowledges that Employee has 21 calendar days to consider this Agreement, although Employee may sign it sooner. Employee has 7 calendar days after the date on which Employee executes this Agreement to revoke Employee’s release under this Article XII. Such revocation must be in writing and must be e-mailed to Eric Christ at echrist@extractionog.com. Notice of such revocation must be received within the 7 calendar days referenced above. In the event of such revocation by Employee, the Company will have the right to cancel this Agreement in its entirety. Provided that Employee does not revoke Employee’s execution of this Agreement within such 7-day period, Employee’s release under this Article XII will become effective on the 8th calendar day after the date on which Employee initially signs it.

12.5 No Admission of Wrongdoing. Employee agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, will be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct.

12.6 Re-Execution. Employee agrees to re-execute Employee’s release under this Article XII upon the termination of Employee’s employment with the Company.

[Signatures begin on next page.]

EXHIBIT 10.1
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Transition Date.

EXTRACTION OIL & GAS, INC.

By:	/s/ Matthew R. Owens
	Name:	Matthew R. Owens
	Title:	President & Chief Executive Officer

MARK A. ERICKSON

/s/ Mark A. Erickson

SIGNATURE PAGE TO
EMPLOYMENT TRANSITION AGREEMENT
MARK A. ERICKSON